Exhibit 99.1

Press Release

For Immediate Release

Barclays Global Investors Temporarily Suspends Issuance of iShares® S&P GSCI™ Commodity-Indexed Trust (GSG)

San Francisco, CA, August 24, 2009 – Barclays Global Investors (BGI) announced today that it has temporarily suspended further creation of new shares of iShares S&P GSCI Commodity-Indexed Trust (the “Trust”). The Trust is listed and trades on the NYSE Arca under the ticker GSG. As disclosed in the Trust’s prospectus, a suspension may cause the market price of the Trust’s shares to vary more from the Trust’s net asset value than historically. Redemptions by eligible shareholders of the Trust will not be affected by this suspension.

The Trust seeks performance that corresponds generally to the performance of the S&P GSCITM Total Return Index before expenses. The S&P GSCITM Total Return Index is intended to reflect the performance of a diversified group of commodities. The temporary limitation on issuance of new shares may impair traders’ ability to balance the supply and demand for the Trust’s shares in the secondary market, which may cause the shares to trade at a premium or discount in relation to the Trust’s net asset value.

“We are actively working with regulators, product partners and exchanges to explore solutions that will lead to resumption of the creation of new shares of the iShares S&P GSCI Commodity-Indexed Trust to satisfy demand,” said Michael Latham, Co-CEO of iShares at Barclays Global Investors. “We’ve taken this temporary step to protect existing investors from being adversely affected by market reaction to proposed new regulations of commodity futures that have created uncertainty. Just as we were able to design a product that gave investors access to difficult-to-reach markets using a combination of significant talent, resources and perseverance under one set of regulatory guidelines, we are pursuing a solution for investors that will adjust to any new environment that results from proposed new regulations.”

The Form 8-K can be found on EDGAR, the SEC website at: www.sec.gov, as well as on the product’s web page at www.iShares.com.

Contacts for Press:

Lance Berg                        415.597.2045                                 lance.berg@barclaysglobal.com

Christine Hudacko            415.597.2687                                 christine.hudacko@barclaysglobal.com

All other US inquiries:

1-800-iShares                   1 800 474.2737

The iShares® S&P GSCITM Commodity-Indexed Trust (the “Trust”) and the iShares® S&P GSCITM Commodity-Indexed Investing Pool (“Investing Pool”), in which the Trust invests all its assets, are each commodity pools as defined in the Commodity Exchange Act and the applicable regulations of the CFTC. The Sponsor of the Trust is Barclays Global Investors International, Inc., (“BGII”), a commodity pool operator (“CPO”) registered with the CFTC. BGII is also the Manager and CPO of the Investing Pool. Barclays Global Fund Advisors (“BGFA”) serves as the commodity trading advisor of the Investing Pool and is registered with the CFTC. BGFA is a subsidiary of Barclays Global Investors, N.A. (“BGINA”), a national banking association and the Trustee. BGII and BGINA are majority-owned affiliates of Barclays Bank PLC. Neither the Trust nor the Investing Pool is an investment company registered under the Investment Company Act.

Investments in shares of the Trust are speculative and involve a high degree of risk. You could lose all or a substantial portion of your investment in the shares of the Trust. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. The value of the shares of the Trust, which seeks to track the S&P GSCITM Total Return Index (“Index”), depends on the value of CERFs held by the Investing Pool, which are futures contracts on the S&P GSCITM Excess Return Index (“S&P GSCI-ER”), and will fluctuate based on the prices of commodity futures contracts reflected in the S&P GSCI-ER. Commodities markets have historically been extremely volatile. Shares may outperform or underperform the Index.

The price you receive upon the sale of your shares may be less than their NAV. The NAV will fluctuate with changes in the market value of the Investing Pool’s assets, and market supply and demand. Brokerage commissions and fees will reduce returns.

Although shares of the Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in one or more blocks of 50,000 units called Baskets. Only institutions that become Authorized Participants may purchase or redeem Baskets.

Shares of the Trust may not provide the anticipated benefits of diversification from other asset classes. The lack of an active trading market for the shares may result in losses on your investment at the time of disposition of your shares. The Trust and the Investing Pool have no operating history. Therefore, there is no performance history to serve as a factor for evaluating an investment in the shares.

The iShares S&P GSCI Commodity-Indexed Trust issues shares representing fractional undivided beneficial interests in its net assets. The Trust is registered under the Securities Act of 1933 of the United States but is not registered for distribution, or traded, anywhere outside the United States. Please note that, since the shares of the Trust are expected to reflect the price of commodities, as described more fully in the prospectus, held by the Trust, the market price of the shares will be as unpredictable as the price of those commodities have historically been.

The price received upon the sale of shares of the iShares S&P GSCI Commodity-Indexed Trust, which trade at market price, may be more or less than the value of the commodities represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of risk factors relative to the iShares S&P GSCI Commodity-Indexed Trust, carefully read the prospectus.

Following an investment in the iShares S&P GSCI Commodity-Indexed Trust, several factors may have the effect of causing a decline in the prices of the commodities and a corresponding decline in the price of the shares. Among them: (i) a change in economic conditions, such as a recession, can adversely affect the price of the commodities. These commodities are used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the iShares; (ii) a significant change in the attitude of speculators and investors towards the commodities. Should the speculative community take a negative view towards the commodities, a decline in world commodities prices could occur, negatively impacting the price of the Trust; (iii) a significant increase in the commodity price hedging activity by commodities producers.

The Trust is not sponsored, endorsed, sold, or promoted by Standard & Poor’s or its affiliates. Neither Standard & Poor’s, nor its affiliates, make any representation regarding the advisability of investing in the Trust.

© 2009 Barclays Global Investors N.A. All rights reserved. iShares® is a registered trademark of Barclays Global Investors N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.